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                                                         Exhibit 5.1
                                                         -----------


GENCORP                                         175 Ghent Road
                                                Fairlawn, Ohio 44333-3300

William R. Phillips                             Tel: 330-869-4250
Senior Vice President                           Fax: 330-869-4272
Law; General Counsel


                               September 12, 1997


GenCorp Inc.
175 Ghent Road
Fairlawn, Ohio 44333-3300

Gentlemen:

         Reference is made to the Registration Statement on Form S-8 which GenCorp Inc. ("GenCorp") is filing with the Securities and Exchange Commission, pursuant to the Securities Act of 1933, to register 2,500,000 shares of GenCorp Common Stock issuable upon the exercise of options to be granted under the GenCorp Inc. 1997 Stock Option Plan (the "Plan").

         I have examined such records, documents and matters of law and have satisfied myself as to such matters of fact as I have considered relevant for the purposes of this opinion. Based upon the foregoing, I am of the opinion that:

         1) The Plan has been duly authorized and adopted by appropriate corporate action, including approval of the Plan by the shareholders of GenCorp at its Annual Meeting of Shareholders held March 26, 1997.

         2) The GenCorp Common Stock to be issued upon the exercise of options granted pursuant to the Plan will, upon issuance pursuant to the terms of the Plan, be legally issued, fully paid and nonassessable.

         I hereby consent to the use of this opinion as an exhibit to said Registration Statement.

                                            Very truly yours,


                                            William R. Phillips